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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE

CONTACTS: Glenn K. Davidson, Senior Vice President, Communications & External
          Affairs, or Cindy Glynn, Director, Investor Relations, 212-350-9200.


     Viatel Proposes to Raise (euro)200 million in Offering of Debt Securities


       NEW YORK, April 7 /PRNewswire/ -- Viatel, Inc. (Nasdaq: VYTL), today announced its intention to raise approximately (euro)200 million through an offering of euro denominated Senior Notes Due 2008. The offering is expected to be completed in April, 2000. The Company intends to use the proceeds from the offering primarily to fund the further expansion of its network.

       The notes will be sold to investors in the United States pursuant to a private placement under Rule 144A and to investors outside the United States pursuant to Regulation S. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from registration under the Securities Act. This release shall not constitute and offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such an offer or solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

       The matters discussed in this release are forward-looking statements that involve risks and uncertainties, detailed from time to time in the Viatel's reports filed with the Securities and Exchange Commission, including those contained in its Annual Report on Form 10-K. Viatel undertakes no duty to update such forward-looking statements.